Exhibit 4.11

SMART TECHNOLOGIES

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT made as of the 19th day of December, 2012.

A M O N G:

SMART TECHNOLOGIES INC., a corporation incorporated under the laws of the Province of Alberta (“Smart Tech”)

- and -

[Insert name of Borrower], an individual resident in the Province of [Alberta]

(the “Borrower”)

WHEREAS pursuant to a participation election dated                      (the “Participation Election”), the Borrower elected to purchase                      common shares in the capital of Smart Tech (the “Equity Plan Shares”) in accordance with the terms and conditions of Smart Tech 2009 Participant Equity Loan Plan dated as of January 1, 2009, as amended and restated December 19, 2012 (the “Plan”);

AND WHEREAS in accordance with the terms and conditions of the Plan, Smart Tech has previously lent to the Borrower an amount equal to the purchase price for the Equity Plan Shares;

AND WHEREAS in accordance with the terms and conditions of the Plan and this Agreement and of a pledge agreement entered into between the Participant and Smart Tech on January 1, 2009 (such pledge agreement, including any amendment, replacement, restatement or other modified version thereof, the “Pledge Agreement”), the Participant has agreed to pledge the Equity Plan Shares and other collateral to Smart Tech as a general and continuing collateral security for the due satisfaction and performance of all liabilities and obligations of the Participant to Smart Tech under this Agreement;

AND WHEREAS Smart Tech wishes to amend this Agreement to provide for: (i) the payment of a net bonus (i.e., after reduction for applicable withholding taxes and other source deductions) to be paid by Smart Tech to the Participant payable in January 2013 (the “First Installment Bonus”) and the payment of a subsequent net bonus (i.e., after reduction for applicable withholding taxes and other source deductions) by Smart Tech to the Participant payable no later than December 31, 2013 (the “Second Installment Bonus” and, together with the First Installment Bonus, the “Participant Bonus”), which Participant Bonus will be applied

Amended and Restated Loan Agreement

by the Participant to repay a portion of the Participant Loan (as defined herein); and (ii) to further provide the Participant with access to the Equity Plan Shares which would otherwise remain restricted upon payment of the First Installment Bonus;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual obligations and agreements herein set forth, Smart Tech and the Borrower covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

Capitalized terms used herein that are not otherwise defined shall have the same meanings as in the Plan, and:

(a)	“Equity Plan Shares” has the meaning ascribed thereto in the recitals to this Agreement.

(b)	“First Installment Bonus” has the meaning ascribed thereto in the recitals to this Agreement.

(c)	“IPO Repayment Amount” has the meaning ascribed thereto in Section 5.2(a).

(d)	“Loan Obligations” has the meaning ascribed thereto in Section 3.1(a).

(e)	“Participant Bonus” has the meaning ascribed thereto in the recitals to this Agreement.

(f)	“Participation Election” has the meaning ascribed thereto in the recitals to this Agreement.

(g)	“Participant Loan” has the meaning ascribed thereto in Section 2.1.

(h)	“Plan” has the meaning ascribed thereto in the recitals to this Agreement.

(i)	“Pledgee” means Smart Tech, in its capacity as the Pledgee pursuant to the terms of the Pledge Agreement;

(j)	“Repurchase Date” has the meaning ascribed thereto in Section 5.1(a).

(k)	“Second Installment Bonus” has the meaning ascribed thereto in the recitals to this Agreement.

(l)	“Term” means the period during which this Plan is in effect, which period shall commence on the date hereof and end on December 31, 2016, or such earlier date as may be determined by the Board of Directors pursuant to Section 10.2 of the Plan.

(m)	“Termination Date” has the meaning ascribed thereto in Section 3.1(b).

Amended and Restated Loan Agreement

ARTICLE 2

ADVANCE OF PARTICIPANT LOAN

2.1	Amount of Participant Loan

Pursuant to a loan agreement between the Borrower and Smart Tech dated [January 1, 2009], the Borrower has previously borrowed from Smart Tech, and is indebted to Smart Tech for the amount of $         (the “Participant Loan”). Notwithstanding any provision to the contrary in any pledge agreement or other document entered into or executed in connection herewith, amounts owing hereunder shall be limited to such amount together with accrued interest, if any, as prescribed by Section 2.3.

2.2	Use of Participant Bonus

Smart Tech will use the Participant Bonus to repay a portion of the Participant Loan in accordance with the terms and conditions of the Plan.

2.3	Use of Proceeds from Sale of Equity Plan Shares

In the event the Borrower sells any of the Equity Plan Shares, the Borrower will pay an amount equal to the gross proceeds from the sale of such Equity Plan Shares to Smart Tech prior to 5:00 p.m. (Calgary time) on the fifth day following the sale of such Equity Plan Shares and such amount will be used by Smart Tech to pay down a portion of the Participant Loan.

2.4	Interest

The Participant Loan shall be interest-free.

2.5	Security

(a)	Smart Tech may register financing statements or other registrations or filings deemed necessary by Smart Tech in order to perfect Smart Tech’s security interest in the Equity Plan Shares as contemplated by subsection (a) of Section 4.1.

(b)	The Borrower hereby directs Smart Tech to deliver the Equity Plan Shares purchased on the Borrower’s behalf and previously held by the Pledgee to the Borrower pursuant to the amended and restated Pledge Agreement.

ARTICLE 3

REPAYMENT OF PARTICIPANT LOAN

3.1	Repayment

(a)	The Borrower hereby agrees to repay such amounts of the Participant Loan together with any and all accrued and unpaid interest thereon (the “Loan Obligations”), in whole or in part, at such times and in the manner specified in Article 5 of this Agreement.

Amended and Restated Loan Agreement

(b)

The Borrower agrees that in the event the Participant Loan is still outstanding on the anniversary of payment of the Second Installment Bonus, the Borrower shall be required to make a minimum annual payment in the aggregate amount of not less than 5% of the Participant Loan, together with all accrued and unpaid interest to March 31st of such year, with the first such minimum annual payment to be made by the Borrower to Smart Tech on or before July 31, 2014.

(c)	Any and all amounts received from, or as directed by, the Borrower as a repayment of the Loan Obligations hereunder shall be applied first to the repayment of any accrued and unpaid interest then outstanding and thereafter to the payment of the principal amount then outstanding.

(d)	The date on which the full amount of the Loan Obligations is repaid by the Participant in accordance with the provisions of this Agreement shall be referred to as the “Termination Date”.

ARTICLE 4

CONDITIONS OF ADVANCE

4.1	Conditions Precedent

The Borrower hereby agrees, as a condition precedent to the advance of the First Installment Bonus, to execute:

(a)	an amended and restated Pledge Agreement in form and substance satisfactory to Smart Tech pursuant to which the Borrower shall pledge the Equity Plan Shares to Smart Tech as security for the due satisfaction and performance of all his or her liabilities and obligations to Smart Tech arising under this Agreement, the Participation Election and the Plan until such time as the Loan Obligations and all payments related thereto, if any, are fully repaid; and

(b)	an undertaking in form and substance satisfactory to Smart Tech.

ARTICLE 5

REPAYMENT EVENTS

5.1	Termination or Cessation of Borrower’s Employment

If the employment of a Borrower with SMART or a Subsidiary of SMART is terminated or ceases at any time during the Term of the Plan:

(a)	On the date which is 120 days from the date of such termination of cessation of employment (the “Repurchase Date”) the amount of the then outstanding Loan Obligations that relates to the Equity Plan Shares so purchased by Smart Tech (or Call Co., as the case may be) pursuant to Section 8.1 of the Plan shall become due and payable;

Amended and Restated Loan Agreement

(b)	the Repurchase Proceeds relating to the Equity Plan Shares so purchased by Smart Tech (or Call Co., as the case may be) shall be applied towards the repayment of the then outstanding Loan Obligations; and

(c)	if the Repurchase Proceeds are not sufficient to repay the Loan Obligations in full, the Borrower (or the legal personal representatives of the Borrower, as the case may be) shall be required to pay to Smart Tech the amount of any such deficiency within 10 days from the date of such purchase or redemption by Smart Tech (or Call Co., as the case may be).

5.2	Liquidity Event

If during the Term of the Plan a Liquidity Event is completed the following provisions of this Section 5.2 shall apply.

(a)	Initial Public Offering - On the date of completion of the Liquidity Event that is an Initial Public Offering, in accordance with and pursuant to the terms of the Plan, that amount of the then outstanding Loan Obligations as is proportionate to the percentage that the Unrestricted Shares then owned by the Borrower represents of all Equity Plan Shares owned by the Borrower on the Liquidity Date, shall become due and payable (the “IPO Repayment Amount”);

(b)	Change of Control - On the date of completion of a Liquidity Event that is a Change of Control:

(i)	the full amount of then outstanding Loan Obligations shall become due and payable;

(ii)	the Change of Control Proceeds and the Repurchase Proceeds relating to the Equity Plan Shares then owned by the Borrower shall be applied towards the repayment of the then outstanding Loan Obligations; and

(iii)	if the Change of Control Proceeds and the Repurchase Proceeds are insufficient to repay the Loan Obligations, the Borrower shall pay to Smart Tech the amount of the deficiency within 10 days from Liquidity Date.

(c)	Notwithstanding Section 5.2(b)(i), in the event that the Borrower becomes a Select Participant (as such term is defined in the Plan) in connection with the completion of the Change of Control transaction (a “Select Participant Borrower”), and as of the date of completion of the Change of Control transaction there remains any Loan Obligations outstanding hereunder, the Borrower and Smart Tech hereby acknowledge and agree that the terms of this Agreement shall be amended to appropriately reflect and provide for the repayment of the then outstanding Loan Obligations in a manner that reflects the terms relating to the payment of the Change of Control Proceeds to the Borrower as a Select Participant pursuant to Section 8.2(f) of the Plan.

Amended and Restated Loan Agreement

5.3	Expiry of Term or Termination of the Plan

On the last day of the Term of the Plan, the following provisions of this Section 5.3 shall apply.

(a)	If, pursuant to and in accordance with Section 8.1 of the Plan, Smart Tech elects to exercise its right to purchase (or, at Smart Tech’s option, cause Call Co. to purchase) the Equity Plan Shares then owned by the Borrower, then upon completion of the purchase:

(i)	the full amount of the then outstanding Loan Obligations shall become due and payable;

(ii)	the Repurchase Proceeds shall be applied towards the repayment of the then outstanding Loan Obligations; and

(iii)	if the Repurchase Proceeds are not sufficient to repay the Loan Obligations in full, the Borrower (or the legal personal representatives of the Borrower, as the case may be) shall be required to pay to Smart Tech the amount of any such deficiency within 10 days from the date of purchase by Smart Tech (or Call Co., as the case may be) of the subject Equity Plan Shares.

(b)	If, pursuant to and in accordance with Section 8.1 of the Plan, Smart Tech does not elect to exercise its right to purchase (or, at Smart Tech’s option, cause Call Co. to purchase or redeem) the Equity Plan Shares then owned by the Borrower, the full amount of the then outstanding Loan Obligations shall become due and payable and the Borrower shall be liable for any amount outstanding in accordance with and subject to the terms hereof.

5.4	Deficient Amounts

If the Borrower defaults in the payment of any amount of the Loan Obligations when due pursuant to Section 5.2(a) or any deficient amount of the Loan Obligations when due pursuant to Section 5.1(c), Section 5.2(b)(iii), Section 5.3(a)(iii) or Section 5.3(b), the amount of any such outstanding amount or deficiency shall continue to constitute a debt of the Borrower to Smart Tech which shall immediately become due and payable and the Escrow Agent shall take such action to collect such amount as the Administrators may from time to time request, including the enforcement of the rights of Smart Tech as pledge pursuant to, and in accordance with, the terms of the Pledge Agreement.

5.5	Application of Dividends on Equity Plan Shares

The Borrower hereby irrevocably authorizes and directs Smart Tech to apply all cash dividends and other cash distributions paid in respect of the Equity Plan Shares held pursuant to any Pledge Agreement and received from the Pledgee towards the repayment of the then outstanding Loan Obligations.

Amended and Restated Loan Agreement

5.6	Recourse Against the Borrower

Smart Tech and the Borrower hereby acknowledge and agree that in enforcing this Agreement Smart Tech shall have recourse:

(a)	first, pursuant to and in accordance with the terms of the Pledge Agreement, to the Equity Plan Shares; and

(b)	second, in the event of any deficiency remaining after realization of such Equity Plan Shares pursuant to Section 5.6(a), personally to the Borrower for the full amount of any such deficiency thereafter, and Smart Tech shall be permitted to sue or otherwise make any claim against the Borrower for any such deficiency.

5.7	Repayment in Connection with Initial Public Offering

The Borrower hereby acknowledges and agrees that, if, in connection with the completion of an Initial Public Offering loans made to certain Participants of the Plan are required by applicable laws to be repaid including the Obligations of the Borrower hereunder, the amount of the Loan Obligations then outstanding hereunder shall become due and payable on such date and at such time as is required by applicable laws.

5.8	Amendment of Plan in Connection with Initial Public Offering

Each Participant hereby acknowledges and agrees that in connection with or following the completion of an Initial Public Offering, the Administrator shall be entitled to amend the terms of the Plan in such manner as they determine is appropriate in the circumstances, including, without limitation: (i) amending Smart Tech’s purchase or redemption rights and obligations (including changing Smart Tech’s obligation to purchase or redeem (or cause Call Co. to purchase or redeem) Restricted Shares in connection with a termination of a Participant’s employment to a right to purchase or redeem)); (ii) the restriction criteria relating to the Equity Plan Shares (as described in Schedule “B”) of the Plan; (iii) the ability to deem Equity Plan Shares that do not otherwise become Unrestricted Shares (in accordance with Schedule “B”) of the Plan in connection with the completion of an Initial Public Offering to be Restricted Shares for the purposes of Section 8.2(a)(ii); and (iv) amending the terms of any related Loan Agreement and Pledge Agreement; provided that such amendments made to pursuant to and in accordance with the provisions of the Plan are not, in the aggregate, materially adverse in interest to the rights of the Participant as holder of Equity Plan Shares as constituted as of the date hereof.

ARTICLE 6

GENERAL PROVISIONS

6.1	Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless in writing. No indulgence or forbearance by a party shall constitute a waiver of such party’s right to insist on performance in full and in a timely manner of all covenants contained in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any other time.

Amended and Restated Loan Agreement

6.2	Amendment

Subject to Section 5.7 hereof and Section 8.2(c) of the Plan, this Agreement may only be amended, supplemented or terminated by a written agreement signed by the Borrower and Smart Tech.

6.3	Further Assurances

The parties will execute and deliver any further documents and perform any further acts reasonably requested by any of the parties to this Agreement which are necessary to carry out the intent of this Agreement.

6.4	Notices

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail, postage prepaid, addressed as follows:

In the case of the Smart Tech:	Smart Technologies Inc.
3636 Research Road N.W.
Calgary, Alberta T2L 1Y1

	Attention:	Jeff Losch, Vice President, Legal and General Counsel
	Facsimile:	(403) 407-4898

In the case of the Borrower:

Facsimile:

or at such other address or fax number of which the addressee may from time to time notify the addressor. Any notice delivered by personal delivery or by courier to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a business day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a business day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first business day after its transmission.

Amended and Restated Loan Agreement

6.5	Equitable Remedies

The parties acknowledge that the covenants, provisions or restrictions contained in this Agreement are reasonable. In the event any party breaches any of the covenants, provisions or restrictions contained in this Agreement, the remaining parties’ remedy in the form of monetary damages may, therefore, be inadequate and, the remaining parties shall be and are hereby authorized and entitled, in addition to all other rights and remedies available to them, to apply for and obtain from any court of competent jurisdiction, interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

6.6	Time of Essence

Time shall be of the essence of each provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

6.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

6.8	Successors and Assigns

This Agreement and all its terms, conditions and provisions shall enure to the benefit of and be binding upon Smart Tech and its successors and assigns and the Borrower, his or her heirs, executors, administrators and legal personal representatives, respectively.

6.9	Enforcement and Severability

If any provisions of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void, voidable, invalid or unenforceable, in whole or in part, the same shall not affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties hereto agree that the provisions hereof are reasonable and intend this Agreement to be enforced as written.

6.10	Copy Received

The Borrower hereby acknowledges receipt of a copy of this Loan Agreement.

6.11	Counterparts

This Agreement may be signed in one or more counterparts each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

Amended and Restated Loan Agreement

6.12	English Language

The parties hereto confirm that they have expressly requested that this Agreement and all related documents be drafted in English. Les parties aux présentes confirment avoir expressément demandé que la présente convention et tous les documents s’y rapportant soient rédigés en anglais.

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Amended and Restated Loan Agreement

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above mentioned.

SMART TECHNOLOGIES INC.

Per:
Name:
Title:

}

Witness		[Name], as Borrower

Amended and Restated Loan Agreement